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                                                                Exhibit 3.i(v)


                              NAME AND DOMICILE
                                  ARTICLE 1

1. The name of the corporation shall be: "IMC POTASH COLONSAY N.V.".

In its foreign business transactions it may, instead of using the abbreviation "N.V.", use the abbreviation "INC." or "LTD." in English and the abbreviation "S.A." in Spanish and in French, in its name.

2. The corporation shall be domiciled in Curacao and may have branches and/or branch offices elsewhere.

                                   PURPOSE
                                  ARTICLE 2

1. The purpose of the corporation shall be:

a. to invest its resources in securities such as shares and other certificates of participation, in bonds and other interest-bearing claims for debts under whatever name and in whatever form, to borrow money and to issue certificates of indebtedness therefor, as well as to lend money and to provide security in any form for the benefit of the corporation as well as for the benefit of third parties;

b. to acquire:

   (i) returns, resulting from the alienation or granting of the right to make use of copyrights, patents, models, secret processes or formulas, trade marks and other such things;

   (ii) royalties, including rents with regard to films or the use of industrial, commercial or scientific installations and with regard to the exploitation of any mine or quarry or any other natural resources and other immovables;

   (iii) remuneration for the rendering of technical assistance;

c. to acquire, possess, alienate, manage and develop real estate and/or any right to or interest in real estate, and to participate in any other enterprise or corporation with similar or related objects;

d. to lease, mortgage or in general to encumber real estate and any right thereto or interest therein;

e. the trade - including wholesale trade, intermediate trade and future trade in as well as the import and export of raw materials, minerals, metals, organic matter, semi-products and finished products of any nature and under any name;

f. to participate in and to manage enterprises and corporations.

g. to engage in all kinds of commercial activities, including but not limited to mining activities;

2. The corporation is authorized to perform everything requisite or profitable to the accomplishment of its purpose or incidental thereto or connected therewith in the widest sense of the word.

                                  DURATION
                                  ARTICLE 3

The duration of the corporation is to be unlimited.

                              CAPITAL AND SHARES
                                  ARTICLE 4

1. The authorized capital of the corporation shall be NINETY

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TWO MILLION ONE HUNDRED AND TEN THOUSAND UNITED STATES DOLLARS
(US$.92,110.00), divided into ninety two thousand one hundred and ten (92,110) shares of One thousand United States dollar (US$.1,000.00) each, numbered 1 through 92,110.

2. Sub-shares may be issued.

3. The shares shall be issued by the board of managing directors.

4. The board of managing directors shall determine the time and price of issue of shares - which shall not be below par - and the time of payment of calls, both for the shares subscribed for on incorporation and not paid up in full, if any, and for the shares to be issued at a later date.

5. In subsequent issues of shares and on disposal by the corporation of any shares acquired by the corporation in its own capital, the existing shareholders shall be preferred in proportion to their holdings of shares when the stock is made available, unless the general meeting of shareholders decides otherwise.

6. The board of managing directors may without instructions from the general meeting of shareholders conclude agreements:

- related to the taking of shares whereby special obligations are imposed on the corporation;

- related to the acquisition of shares on a basis other than that on which the public may participate in the corporation;

- related to payment of calls on shares otherwise than by payment in legal tender of the country where the corporation is registered.

                              PURCHASE OF SHARES
                                  ARTICLE 5

1. The corporation may acquire for its own account, for valuable consideration, fully paid-up shares in its own capital, provided not less than twenty per cent (20%) of its authorized capital continues to be held by others, not by the corporation.

2. No voting rights nor preference on whatever account shall be attached to the shares held by the corporation in its own capital and no distribution of profits or of balance left on liquidation of the corporation shall be made on such shares, nor shall they be counted when determining the quorum at any meeting.

                     CLASSES OF SHARES, SHARE CERTIFICATES
                             AND SHARE REGISTER
                                  ARTICLE 6

1. At the option of the shareholder the shares may either be issued as registered shares or, provided they have been paid up in full, as bearer shares, and they shall be numbered from one.

2. Share certificates may be issued for the registered shares, at the request of the shareholder. Share certificates shall be issued for the bearer shares. All expenses for the issue of share certificates shall be charged to the shareholder concerned.

3. Conversion of bearer shares into registered shares and vice versa shall, at the shareholder's request, be made by recording such conversion in the share register and in so far as necessary on the share certificate, if such share


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certificate has been issued.

4. At the request of a shareholder share certificates may be issued for several shares jointly. The holder of such share certificates may at any time demand its conversion into share certificates representing a different number of shares.

5. Share certificates shall be signed by a managing director or by a person appointed for that purpose by the board of managing directors.

6. At the discretion of the board of managing directors each share certificate may be provided with a set of dividend coupons and a talon entitling the holder to obtain a new set of dividend coupons.

The dividend coupons and the talon shall have the same serial number as the share certificate to which they belong. If dividend coupons have been issued, payment of dividends shall be made against surrender of a dividend coupon, which shall be a full discharge for the payment made by the corporation.

                                   ARTICLE 7

1. If a person has proved to the satisfaction of the board of managing directors that a share certificate, dividend coupon or a talon belonging to him has been lost or mislaid, a duplicate of such document may be issued at the request of such person or the rightful claimant(s) to his property, subject to such terms and guarantees as shall be determined by the board of managing directors.

2. Upon issue of the new share certificates, dividend coupons or talons, which shall contain an endorsement to the effect that they are duplicates, their originals shall become null and void.

3. Damaged share certificates, dividend coupons or talons may be replaced by new ones by the board of managing directors.

4. The damaged share certificates, dividend coupons or talons thus surrendered shall immediately be destroyed by the board of managing directors.

All expenses related to the issue of duplicates or new documents shall be charged to the applicant and shall be paid by him in advance, if so required.

                                   ARTICLE 8

1. Registered shares shall be entered in a register which shall be kept by the board of managing directors or by a person appointed for that purpose by the board of managing directors. The register shall state the shareholder's name, his address or elected domicile and the quantity and serial numbers of his shares.

2. Every transfer, transmission by descent or change of ownership of a registered share and every conversion of a registered share into a bearer share and vice versa shall be recorded in the share register.

3. Registered shares shall be transferred either by serving an instrument of transfer upon the corporation or by written acknowledgement of the transfer by the corporation.

4. If no share certificates have been issued, the entry in the register stipulated in paragraph 2 of this article shall have the effect of a written acknowledgement of the transfer by the corporation.

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If a share certificate has been issued, the acknowledgment shall be made by an endorsement on the respective share certificate and signed by a managing director or by a person thereto authorized by the board of managing directors.

                                   MANAGEMENT
                                    ARTICLE 9

1. The corporation shall be managed by a board of managing directors, consisting of one or more managing directors. Legal entities may also be appointed managing directors.

2. The managing directors shall be appointed by the general meeting of shareholders and may at any time be suspended or removed from office by the general meeting of shareholders. The board of managing directors is authorized to grant personal titles such as president, vice-president, treasurer and secretary to the managing directors.

3. The corporation shall be represented in court and otherwise by each of the managing directors separately, also in the event of conflicting interests between the corporation and one or more managing directors, either in a private capacity or qualitate qua.

4. Without limiting its responsibility the board of managing directors has authority to appoint attorneys in fact and to determine their powers and the manner in which they are to represent the corporation and sign on its behalf.

5. Each managing director has the power to give a co-director a mandate to represent the principal in the latter's capacity of a managing director at meetings of the managing directors, with due observance of the terms of the mandate.

6. Each managing director may in his capacity of managing director appoint by telegram, telefax, telex or other writing a natural or legal person as his proxy to represent him in his capacity of a managing director.
When issuing such a proxy the managing director may not exceed the authority vested in him pursuant to these articles of association.

7. In the event of absence or prevention of one or more managing directors, management shall rest entirely with the remaining managing director(s); if all the managing directors are absent or prevented the corporation shall be managed temporarily by a person appointed for that purpose by the general meeting of shareholders.

In this last case the person appointed by the general meeting of shareholders shall call a general meeting of shareholders as soon as possible in order to provide definitively for a management.

As long as this has not been done, the acts of management of the person appointed shall be restricted to those which cannot be delayed.

                   GENERAL MEETINGS OF SHAREHOLDERS
                              ARTICLE 10

1. General meetings of shareholders shall be held in Curacao, Bonaire, Sint Eustatius, Saba or Sint Maarten (Netherlands Antilles).

2. The annual general meeting of shareholders shall be held within nine months after the close of the fiscal year of the corporation.

Inter alia the following items shall be dealt with at that


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meeting:

a. the board of managing directors shall report on the course of business of the corporation and on the management conducted in the fiscal year ended;

b. the balance sheet and profit and loss account shall be confirmed and adopted after having been submitted along with an explanatory statement indicating the standards applied in the appraisal of the movable and immovable property of the corporation.

                                ARTICLE 11

1. Each of the managing directors and any number of shareholders representing jointly not less than ten per cent of the subscribed capital have equal authority to call a general meeting of shareholders.

2. The meeting shall be called through an advertisement inserted in a newspaper published and widely circulated in the domicile of the corporation, with due observance of at least a five days' notice, not counting the day of the summons nor the day of the meeting. The advertisement shall state the agenda of the meeting or it shall state that the agenda is available for inspection by the shareholders at the office of the corporation.
Proposals on amendment of the articles of incorporation shall also be mentioned in the advertisement.

3. Proposals to be submitted by shareholders on items to be dealt with at the annual as well as at the special general meetings of shareholders shall only be considered if presented to the board of managing directors in writing and in sufficient time to allow them to be announced with due observance of the notice and rules stipulated for the calling of a meeting.

4. If all the subscribed capital is represented at the general meeting of shareholders, valid resolutions may be adopted, even if the rules of these articles of incorporation on the summons or the announcement of the items to be dealt with have not been complied with or only partially observed, provided these resolutions are adopted unanimously.

5. General meetings shall be presided over by a person appointed by the meetings for that purpose.

6. For the exercise of their rights at the meeting the holders of bearer shares shall prove their ownership of the shares to the satisfaction of the chairman of the meeting. At any rate they may establish such ownership by depositing such shares (or a certificate of deposit of their shares, to the satisfaction of the board of managing directors) at the office of the corporation against a receipt, not later than on the day of the meeting, and by producing the receipt at the meeting. The convening notice shall always state this provision as well as the place and time at which such deposit is to be made.

7. Shareholders may be represented at the meetings by a proxy appointed in writing, telegraphically, by telefax or telex.

8. All resolutions of the ordinary and special general meetings of shareholders shall be adopted by absolute majority of the votes cast, save where otherwise provided by these articles of incorporation.


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9. When voting on an appointment the person who has received the absolute majority of the votes cast shall be considered elected.

If no one has secured such a majority a second ballot shall be taken between the two persons who have obtained the largest number of votes.

If more than two persons have simultaneously received the largest number of votes and the same number of votes, two of these persons shall be selected by lot and the second ballot taken between those two persons.

If the two persons should receive the same number of votes at the second ballot, the matter shall be decided by lot.

                                ARTICLE 12

1. Each share entitles its holder to cast one vote. Abstentions and invalid votes shall not be counted.

2. Effective votes may also be given on behalf of the shares of such persons as shall, by the resolution to be adopted, be granted any right with regard to the corporation on grounds other than as stockholders of the corporation, or on behalf of the shares of such persons as shall thereby be released from any obligation towards the corporation.

                                ARTICLE 13

All the proceedings at the general meeting of shareholders shall be recorded in the minutes and signed by the chairman and/or a shareholder or proxy who attended the meeting, unless the proceedings were recorded in a notarial report.

                                FISCAL YEAR
                                ARTICLE 14

The fiscal year of the corporation is determined and changed by resolution of the general meeting of shareholders. A resolution to change the fiscal year shall be effective from the day the resolution is filed with the traderegister of the Chamber of Commerce and Industry where the corporation has its corporate seat.


                   BALANCE SHEET, PROFIT AND LOSS ACCOUNT
                                ARTICLE 15

1. Within eight months after the close of the fiscal year the board of managing directors shall submit to the general meeting of shareholders the balance sheet and the profit and loss account for the past fiscal year, along with the explanatory statement referred to in Article 10.

The balance sheet, profit and loss account and explanatory statement shall be signed by all the managing directors. If the signature of one of the managing directors is lacking, the reason shall be stated on the documents.

2. The balance sheet, the profit and loss account and the explanatory statement may be inspected by the shareholders or their proxies at the office of the corporation from the day of the summons to the meeting called for the approval of the aforementioned documents until the meeting is over.

3. The annual general meeting of shareholders has the power to confirm the balance sheet and the profit and loss account.

Confirmation of the balance sheet and the profit and loss account shall discharge the board of managing directors from all liability with regard to their management for the past fiscal year in so far as their administration is evidenced by the documents submitted and provided the meeting does not


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decide otherwise when the balance sheet and profit and loss account are to be confirmed and adopted.

4. The amounts to be allocated to reserve shall be determined by the general meeting of shareholders.

                            DISTRIBUTION OF PROFITS
                                  ARTICLE 16

1. The profits, which shall mean the net profit shown by the profit and loss account, shall be entirely at the disposal of the general meeting of shareholders.

2. The board of managing directors has the power to distribute interim dividends at any time as an advance payment of dividends expected.

                                  ARTICLE 17

If for any year the profit and loss account as confirmed and adopted shows a loss which cannot be covered by the reserves or compensated otherwise, no profits shall be distributed in the subsequent years until such loss has been wiped off.

                         CHANGE OF CORPORATE DOMICILE
                                  ARTICLE 18

1. The general meeting of shareholders as well as the board of managing directors, as far as permitted by the Rijkswet Vrijwillige Zetelverplaatsing Rechtspersonen (Statute for the Voluntary Change of Seat by Legal Persons), each have the right to designate one or more persons authorized to execute a deed of amendment of the articles of association for the purpose of moving the corporate seat to another part of the Kingdom of the Netherlands, and to effect such other changes in the articles of association as permitted by aforesaid Statute, as well as to appoint one or more members of the board of managing directors. With due observance of aforesaid Statute, the general meeting of shareholders and the board of managing directors, respectively, may withdraw such designation at any time.

2. By resolution of the general meeting of shareholders or of the board of managing directors, the corporation, making use of the Landsverordening Zetelverplaatsing Derde Landen (Antillean Ordinance Concerning Change of Corporate Seat to Third Countries), may transfer its seat to another country and adopt the character of a legal person pursuant to such country's law.

                   AMENDMENT OF THE ARTICLES OF INCORPORATION
                       AND DISSOLUTION OF THE CORPORATION
                                  ARTICLE 19

1. Resolutions on amendment of the articles of incorporation or on dissolution of the corporation may only be adopted by a majority of at least three fourths of the votes cast at a general meeting of shareholders at which not less than three fourths of the subscribed capital are represented.

2. If the capital required is not represented at the meeting, a second meeting shall be called and held within two months after the first. At the second meeting valid resolutions may be passed on such matters by a majority of three fourths of the votes cast, regardless of the capital represented at such meeting.

3. On dissolution of the corporation its liquidation shall be effected in conformity with the provisions laid down by the general meeting of shareholders.

4. For a ten years' period after completion of the

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liquidation the books and records of the corporation shall remain in the custody of the person appointed for the purpose by the general meeting.

In closing the appearer stated:

that the fiscal year of the corporation shall be the calendar year, unless the general meeting resolves otherwise;

that the current fiscal year runs from today up to the thirty-first day inclusive of December, of the year two thousand and one;

that - at the time of entering into force of this transfer of the corporate seat the board of managing directors consists of Mister J. Bradford James and Mister John U. Huber, both residing in the United States of America;

that at the time of entering into force of this transfer of the corporate seat all ninety-two thousand one hundred and ten (92,110) shares were subscribed for;

that in accordance with a pledge agreement dated May 17th, 2001, among inter alia IMC Global Inc., IMC USA Inc., IMC Potash Colonsay Inc., and the Chase Manhattan Bank the shares of the corporation have been pledged;

                                       /s/ M.L. ALEXANDER
                                       -----------------------------------
                                       M.L. Alexander
                                       24 JULI 2001
                                       Mr. M.L. ALEXANDER

                                       NOTARIS



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                             NAAM EN ZETEL
                               ARTIKEL 1

1.  De vennootschap draagt de naam: "IMC POTASH COLONSAY N.V."
In het verkeer met het buitenland kan zij in haar naam de afkorting "N.V." vervangen door, in het Engels "INC." of "LTD." en in het Spaans en Frans "S.A.".

2. De vennootschap is gevestigd op Curacao en kan elders filialen en/of bijkantoren hebben.

                                  DOEL
                                ARTIKEL 2

1. De vennootschap heeft ten doel:

a. het beleggen van haar middelen in effekten, zoals aandelen en andere bewijzen van deelgerechtigdheid en obligaties, alsmede in andere rentedragende schuldvorderingen onder welke naam en in welke vorm ook, het lenen van gelden en het uitgeven van schuldbewijzen daarvoor, alsmede het uitlenen van gelden en het op enigerlei wijze stellen van zekerheid zowel ten behoeve van de vennootschap als ten behoeve van anderen;

b. het verkrijgen van:

   (i) opbrengsten, voortvloeiende uit de vervreemding of het afstaan van het recht tot het gebruik maken van auteurs-rechten, oktrooien, modellen, geheime procede's of recep-ten, handelsmerken en soortgelijke zaken;

  (ii) royalties, daaronder begrepen huren, met betrekking tot films of terzake van het gebruik van nijverheids-, handels- of wetenschappelijke installaties, alsmede met betrekking tot de exploitatie van een mijn of groeve of enige andere natuurlijke hulpbron en andere onroerende zaken;

 (iii) vergoedingen voor het verlenen van technische hulp;

c. het verkrijgen, bezitten, vervreemden, beheren en ontwikke-len van onroerend goed en/of enig recht op of belang in onroerend goed, en het deelnemen in enige andere onderneming of vennootschap met een soortgelijk of aanverwant doel;

d. het verhuren, verpachten, verhypothekeren of in het algemeen bezwaren van onroerend goed en enig recht op of belang in onroerend goed;

e. de handel in - daaronder begrepen de groothandel, de tussen-handel en de termijnhandel alsmede de import en export van grondstoffen, mineralen, metalen, organische stoffen, half-fabrikaten en eindprodukten van welke aard en onder welke naam ook;

f. het deelnemen in en het beheren van ondernemingen en vennootschappen.

g. het verrichten van allerlei soorten commerciele activiteiten, waaronder begrepen doch niet beperkt tot mijnactiviteiten;

2. De vennootschap is bevoegd al datgene te verrichten wat ter bereiking van haar doel nuttig of nodig mocht zijn of daar-aan verbonden of bevorderlijk mocht zijn in de ruimste zin des woords.

                                    DUUR
                                  ARTIKEL 3

De vennootschap is aangegaan voor onbepaalde tijd.

                              KAPITAAL EN AANDELEN
                                  ARTIKEL 4

1. Het maatschappelijk kapitaal der vennootschap bedraagt

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TWEE EN NEGENTIG MILJOEN HONDERD EN TIENDUIZEND UNITED STATES DOLLAR
(US$.92.110.000,--), verdeeld in twee en negentig duizend eenhonderd en tien (92.110) aandelen van Duizend United States dollar (US$.1.000,--) elk, genummerd 1 tot en met 92.110.

2. Onderaandelen kunnen worden uitgegeven.

3. Uitgifte van aandelen geschiedt door de direktie.

4. De direktie beslist omtrent het tijdstip en de koers van uitgifte van aandelen - mits niet onder pari -, alsmede omtrent het tijdstip der storting, zowel van de bij oprichting geplaatste en eventueel niet volgestorte aandelen als van de later uit te geven aandelen.

5. Bij verdere uitgifte van aandelen, alsmede bij vervreemding door de vennootschap van door haar verworven aandelen in haar eigen kapitaal, hebben bestaande aandeelhouders recht van voorkeur tot verkrijging dier aandelen naar evenredigheid van de reeds in hun bezit zijnde aandelen, tenzij de algemene vergadering anders beslist.

6. De direktie is bevoegd, zonder opdracht van de algemene ver-gadering van aandeelhouders, overeenkomsten aan te gaan:
in verband staande met het nemen van aandelen, waarbij bijzondere verplichtingen op de vennootschap worden gelegd; rakende het verkrijgen van aandelen op andere voet dan waarop deelneming in de naamloze vennootschap voor het publiek wordt opengesteld; en betreffende storting op aandelen op andere wijze dan door betaling van wettig betaalmiddel van het land van vestiging van de vennootschap.

                           INKOOP VAN AANDELEN
                               ARTIKEL 5

1. De vennootschap mag voor eigen rekening onder bezwarende titel volgestorte aandelen in haar kapitaal verkrijgen, mits tenminste twintig percent (20%) van het maatschappelijk kapitaal geplaatst blijft bij anderen dan de vennootschap zelve.

2. Aan in het bezit der vennootschap zijnde aandelen in haar eigen kapitaal wordt noch stemrecht noch enig voorkeursrecht uit welken hoofde ook ontleend; evenmin geschiedt op zodanige aandelen enige uitkering van winst of liquidatiesaldo.
Zij tellen niet mede voor de berekening van een quorum in enige vergadering.

                      SOORT AANDELEN, AANDEELBEWIJZEN
                           EN AANDELENREGISTER
                               ARTIKEL 6

1. De aandelen luiden, ter keuze van de aandeelhouder, op naam, of mits volgestort aan toonder.

2. Van de aandelen op naam kunnen, ten verzoeke van de aandeel-houder aandeelbewijzen worden uitgegeven.
Van de aandelen aan toonder zullen aandeelbewijzen worden uit-gegeven. De kosten van uitgifte van aandeelbewijzen komen ten laste van de betrokken aandeelhouder.

3. Ten verzoeke van een aandeelhouder kunnen aandelen aan toonder worden omgewisseld in aandelen op naam, en omgekeerd door aan-tekening in het aandelenregister en voor zoveel nodig, indien een bewijs van aandeel is uitgegeven, op dat bewijs.

4. Aandeelbewijzen kunnen op verzoek van de aandeelhouder worden uitgegeven voor meerdere aandelen tegelijk.
De houder van zodanige aandeelbewijzen kan te allen tijde om-
Wisseling vorderen tegen aandeelbewijzen voor een ander aantal aandelen.

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5.  De aandeelbewijzen worden getekend door een direkteur of door een daartoe door de direktie aangewezen persoon.

6. Bij elk aandeelbewijs kan, ter keuze van de direktie, een stel dividendbewijzen en een talon ter verkrijging van een nieuw stel dividendbewijzen worden gevoegd.
Dividendbewijzen en talon zullen hetzelfde nummer dragen als het aandeelbewijs, waartoe zij behoren.
Indien dividendbewijzen zijn uitgegeven, geschiedt de uitbetaling der dividenden tegen inlevering van een dividendbewijs, hetwelk daarvoor aan de vennootschap tot volledige kwijting strekt.

                                   ARTIKEL 7

1. Indien iemand ten genoegen van de direktie aannemelijk heeft gemaakt, dat een hem toebehorend aandeelbewijs, dividendbewijs of talon is verloren gegaan of in het ongerede geraakt, kunnen op verzoek van de desbetreffende aandeelhouder of diens rechthebbende(n), duplikaatbewijzen worden uitgegeven, onder zodanige voorwaarden en onder zodanige waarborgen als de direktie zal bepalen.

2. Door uitgifte van de nieuwe aandeelbewijzen, dividendbewijzen of talons, op welke zal worden vermeld dat zij duplikaten zijn, worden de oorspronkelijke waardeloos.

3. Beschadigde aandeelbewijzen, dividendbewijzen of talons, kunnen door de direktie worden omgewisseld tegen nieuwe exemplaren.

4. De ingeleverde, beschadigde exemplaren moeten door de direktie terstond worden vernietigd. Alle onkosten, verbonden aan de uitgifte van duplikaten of nieuwe stukken, komen ten laste van de aanvrager en moeten desverlangd door hem worden voorgeschoten.

                                   ARTIKEL 8

1. De aandelen op naam worden ingeschreven in een register, dat door de direktie of door een daartoe door de direktie aangewezen persoon wordt bijgehouden. Het register vermeldt de naam van de aandeelhouder, zijn adres of het door hem gekozen domicilie, het aantal en de nummers van de aandelen.

2. Iedere overdracht en overgang van een aandeel op naam en iedere omwisseling van een aandeel op naam aan toonder of omgekeerd, wordt in het register aangetekend.

3. De levering van aandelen op naam geschiedt, hetzij door de betekening ener akte van overdracht aan de vennootschap, hetzij door de schriftelijke erkenning van de overdracht door de vennoot-schap.

4. Indien geen aandeelbewijzen zijn uitgegeven, geldt de in lid 2 voorgeschreven aantekening in het register als schriftelijke erkenning der overdracht door de vennootschap.
Indien wel een aandeelbewijs is uitgegeven, geschiedt de erkenning door aantekening op het betreffende aandeelbewijs, getekend door een direkteur of door een daartoe door de direktie aangewezen persoon.

                                    BESTUUR
                                   ARTIKEL 9

1. De vennootschap wordt bestuurd door een direktie, bestaande uit een of meer direkteuren.
Rechtspersonen kunnen ook tot direkteur worden benoemd.

2. De direkteuren worden door de algemene vergadering van aandeel-houders benoemd en kunnen te allen tijde door haar worden geschorst en ontslagen. De direktie is bevoegd persoonlijke titels te verlenen aan direkteuren, zoals president, vice-president, thesaurier en sekretaris.

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3. De vennootschap wordt in en buiten rechte vertegenwoordigd door ieder der direkteuren afzonderlijk, ook ingeval van tegenstrijdig belang tussen de vennootschap en een of meer direkteuren, hetzij in prive, hetzij qualitate qua.

4. De direktie is bevoegd onverminderd haar verantwoordelijkheid prokuratiehouders aan te stellen, hun bevoegdheden en de wijze waarop zij de vennootschap zullen vertegenwoordigen en voor haar tekenen, te regelen.

5. Iedere direkteur is bevoegd om aan een mede-direkteur last en volmacht te geven om de lastgever in zijn hoedanigheid van direkteur in vergaderingen van de direkteuren, te vertegenwoordi-gen, zulks met inachtneming van de voorwaarden der lastgeving.

6. In zijn hoedanigheid van direkteur kan iedere direkteur telegrafisch, per telefax, per telex of op andere schriftelijke wijze aan een natuurlijke- of rechtspersoon last en volmacht geven om hem in zijn hoedanigheid van direkteur te vertegenwoordigen. Bij het verlenen van een zodanige volmacht kan de direkteur de hem krachtens deze statuten verleende bevoegdheid niet overschrijden.

7. Bij belet of ontstentenis van een of meer direkteuren berust het bestuur geheel bij de overblijvende direkteur(en); bij belet of ontstentenis van alle direkteuren wordt de vennootschap tijde-lijk bestuurd door een daartoe door de algemene vergadering van aandeelhouders aangewezen persoon.
In het laatste geval zal de door de algemene vergadering aan-gewezen persoon gehouden zijn zo spoedig mogelijk een algemene vergadering van aandeelhouders bijeen te roepen, teneinde definitief in het bestuur te voorzien.
Zolang zulks niet is geschied, zullen de bestuurshandelingen van de aangewezen persoon beperkt blijven tot de zodanige, welke geen uitstel kunnen lijden.

                           ALGEMENE VERGADERINGEN VAN
                                AANDEELHOUDERS
                                   ARTIKEL 10

1. Algemene vergaderingen van aandeelhouders worden gehouden te
Curacao, Bonaire, Sint Eustatius, Saba of Sint Maarten (Neder-landse Antillen).

2. De jaarlijkse algemene vergadering van aandeelhouders moet worden gehouden binnen negen maanden na afloop van het boekjaar der vennootschap. In deze laatstgenoemde vergadering wordt onder meer:

a. door de direktie verslag uitgebracht omtrent de gang van zaken van de vennootschap en het gevoerde beheer gedurende het afgelopen boekjaar;

b. de balans en de winst- en verliesrekening vastgesteld, na te zijn overgelegd tezamen met een toelichting, welke vermeldt naar welke maatstaf de roerende en onroerende zaken der vennootschap zijn gewaardeerd.

                                   ARTIKEL 11

1. Tot het bijeenroepen van een algemene vergadering van aan-deelhouders is ieder der direkteuren en zijn aandeelhouders, te-zamen vertegenwoordigende tenminste tien percent van het ge-plaatste aandelenkapitaal, gelijkelijk bevoegd.

2. De oproeping geschiedt door middel van een advertentie, te plaatsen in een in de plaats van vestiging van de vennootschap verschijnend en aldaar veel gelezen nieuwsblad, met inachtneming van een termijn van tenminste vijf dagen, die van de oproeping en van de vergadering niet medegerekend. De advertentie moet de agenda van de vergadering inhouden, of vermelden dat deze ten kantore der vennootschap voor de aandeelhouders ter inzage ligt. Indien een voorstel tot statutenwijziging in behandeling zal komen, moet zulks in de advertentie worden vermeld.

3. Voorstellen te doen door aandeelhouders voor onderwerpen te behandelen, zowel op jaarlijkse als op buitengewone algemene vergaderingen kunnen alleen dan in behandeling worden genomen, indien zij zo tijdig en schriftelijk bij de direktie zijn ingediend, dat zij met inachtneming van de voor de bijeenroeping van algemene vergaderingen vastgestelde termijn op de wijze als voor bijeenroeping bepaald kunnen worden afgekondigd.

4. Indien het gehele geplaatste kapitaal ter algemene vergadering van aandeelhouders vertegenwoordigd is, kunnen geldige besluiten worden genomen, zelfs wanneer de voorschriften van de statuten omtrent oproeping of bekendmaking van de punten van behandeling, niet of slechts ten dele in acht zijn genomen, mits deze besluiten met algemene stemmen worden genomen.

5. Algemene vergaderingen worden voorgezeten door een door de vergadering aangewezen persoon.

6. Houders van aandelen aan toonder moeten, teneinde hun rechten ter vergadering te kunnen uitoefenen, zich als zodanig ten genoegen van de voorzitter der vergadering legitimeren. Zij kunnen zich in elk geval als zodanig legitimeren, door hun aandelen (dan wel een depositobewijs voor hun aandelen ten genoegen van de direktie) uiterlijk ten dage der vergadering ten kantore der vennootschap tegen recu af te geven en dit recu ter vergadering over te leggen, van welk een en ander steeds met vermelding van plaats en tijdstip van afgifte in de oproeping zal worden melding gemaakt.

7. Aandeelhouders kunnen zich door een schriftelijk, telegrafisch, per telefax of per telex gevolmachtigde ter vergadering doen vertegenwoordigen.

8. Alle besluiten van de gewone en buitengewone algemene vergadering van aandeelhouders worden genomen bij volstrekte meerderheid der uitgebrachte stemmen, zo niet anders in deze statuten is bepaald.

9. Indien moet worden overgegaan tot een benoeming is diegene benoemd, die de volstrekte meerderheid van de uitgebrachte stemmen op zich heeft verenigd. Heeft niemand een zodanige meerderheid op zich verenigd, dan vindt herstemming plaats tussen de twee personen, die de meeste stemmen op zich hebben verenigd. Hebben meer dan twee personen evenveel en gelijktijdig de meeste stemmen op zich verenigd, dan geschiedt de herstemming tussen twee dier personen, daartoe door het lot aangewezen.

Verenigen bij herstemming de beide personen evenveel stemmen op zich, dan beslist het lot.

                               ARTIKEL 12

1. Elk aandeel geeft recht op het uitbrengen van een stem.
Blanco stemmen en ongeldige stemmen worden als niet uitgebracht aangemerkt.

2. Ook voor aandelen van hen, aan wie uit anderen hoofde dan als aandeelhouder der vennootschap door het te nemen besluit enig recht jegens de vennootschap zou worden toegekend, of die daardoor van enige verplichting jegens haar zouden worden ontslagen, kunnen geldige stemmen worden uitgebracht.

                               ARTIKEL 13

Van het verhandelde ter algemene vergadering van aandeelhouders worden notulen gehouden, welke - tenzij daarvan een notarieel procesverbaal wordt opgemaakt - worden ondertekend door de voorzitter en/of een ter vergadering aanwezige aandeelhouder of gemachtigde van een aandeelhouder.

                                BOEKJAAR
                               ARTIKEL 14

Het boekjaar der vennootschap wordt vastgesteld en gewijzigd bij besluit van de algemene vergadering van aandeelhouders.
Een gewijzigd boekjaar wordt van kracht met ingang van de dag waarop het besluit tot wijziging is gedeponeerd ten kantore van het handselregister van de Kamer van Koophandel en Nijverheid, binnen welker gebied de statutaire plaats van vestiging van de vennootschap is gelegen.

                    BALANS, WINST- EN VERLIESREKENING
                               ARTIKEL 15

1. Binnen acht maanden na afloop van het boekjaar zal de direktie de balans en winst- en verliesrekening over het afgelopen boekjaar met de toelichting als bedoeld in artikel 10 aan de algemene vergadering van aandeelhouders aanbieden. De balans, de winst- en verliesrekening en de toelichting worden ondertekend door alle direktieleden. Indien de handtekening van een hunner ontbreekt wordt de reden daarvan op deze stukken vermeld.

2. De balans, de winst- en verliesrekening en de toelichting zullen van de dag der oproeping tot de algemene vergadering, bestemd voor de vaststelling dier stukken, tot de afloop dier vergadering ten kantore der vennootschap voor de aandeelhouders of hun gemachtigden ter inzage liggen.

3. De balans en de winst- en verliesrekening worden door de jaarlijkse algemene vergadering van aandeelhouders vastgesteld.
Vaststelling van de balans en de winst- en verliesrekening strekt de direktie tot decharge voor het door haar in het afgelopen boekjaar gevoerde bestuur, voorzover dat uit de overgelegde stukken blijkt en voorzover bij zodanige vaststelling niet anders wordt beslist.

4. De algemene vergadering van aandeelhouders beslist omtrent de bedragen, welke zullen worden gereserveerd.

                             WINSTVERDELING
                               ARTIKEL 16

1. De winst, waaronder is te verstaan de zuivere winst volgens de winst- en verliesrekening, is geheel ter beschikking van de algemene vergadering van aandeelhouders.

2. De direktie is te allen tijde bevoegd interimdividenden uit te keren als vooruitbetaling op de te verwachten dividenden.

                               ARTIKEL 17

Indien blijkens de vastgestelde winst- en verliesrekening over enig jaar verlies is geleden, hetwelk niet uit reserves bestreden kan worden of op andere wijze gedelgd, geschiedt in volgende jaren geen winstuitkering, zolang zodanig verlies niet is aangezuiverd.

                           ZETELVERPLAATSING
                               ARTIKEL 18

1. De algemene vergadering van aandeelhouders en de direktie zijn gelijkelijk bevoegd, voorzover dit toegestaan is door de Rijkswet Vrijwillige Zetelverplaatsing Rechtspersonen, een of meer per-sonen aan te wijzen, die de bevoegdheid hebben een akte van statutenwijziging te doen verlijden, teneinde de zetel van de vennootschap naar een ander deel van het Koninkrijk der Neder-landen over te brengen alsmede daarbij zodanige andere wijzigingen in de statuten aan te brengen die toegestaan zijn door de voor-melde Rijkswet en een of meer personen tot lid van de direktie benoemen. De algemene vergadering van aandeelhouders, onderschei-denlijk de direktie, kan de aanwijzing te allen tijde intrekken met inachtneming van voormelde Rijkswet.

2. Krachtens besluit van de algemene vergadering van aandeelhou-ders of van de direktie kan de venootschap met gebruikmaking van de Landsverordening Zetelverplaatsing Derde Landen, haar zetel verplaatsen naar een ander land en de staat aannemen van een naar het recht van dat land opgerichte rechtspersoon.

                STATUTENWIJZIGING EN ONTBINDING
                       DER VENNOOTSCHAP
                           ARTIKEL 19

1. Besluiten tot wijziging van de statuten of tot ontbinding der vennootschap kunnen slechts worden genomen met tenminste drie/vierde der stemmen uitgebracht in een algemene vergadering van aandeelhouders, waarin tenminste drie/vierde gedeelte van het geplaatste kapitaal is vertegenwoordigd.

2. Indien in de vergadering niet het vereiste kapitaal is vertegenwoordigd, wordt een tweede vergadering bijeengeroepen, te houden binnen twee maanden na de eerste, in welke tweede vergadering alsdan, ongeacht het vertegenwoordigde kapitaal, over zodanige onderwerpen geldige besluiten kunnen worden genomen met drie/vierde der uitgebrachte stemmen.

3. Ingeval van ontbinding der vennootschap zal de liquidatie geschieden onder zulke bepalingen als de algemene vergadering van aandeelhouders zal besluiten.

4. Gedurende tien jaren na afloop der vereffening blijven de boeken en bescheiden der vennootschap berusten onder degene, die daartoe door de algemene vergadering is aangewezen.
Tenslotte verklaarde de komparante, handelend als gemeld:
dat het boekjaar der vennootschap samenvalt met het kalenderjaar, tenzij de algemene vergadering anders besluit;
dat het lopende boekjaar eindigt op een en dertig december tweeduizend en een;
dat de direktie van de vennootschap ten tijde van de inwerkingtreding van deze zetelverplaatsing wordt gevormd door de heer J. Bradford James en de heer John. U. Huber beiden wonende in de Verenigde Staten van Amerika;
dat ten tijde van de inwerkingtreding van deze zetelverplaatsing alle twee en negentig duizend eenhonderd en tien duizend (92.110) aandelen zijn geplaatst;

Mr. M.L. ALEXANDER                  /s/ M.L. ALEXANDER
                                    ----------------------------------
    NOTARIS                         M.L. Alexander


24 JULI 2001